UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number: 001-15709-01
                                                                    ------------

                              TXU Europe Capital I
  ----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         8 Salisbury Square, London England EC4Y 8BB 011-44-207-694-3018
  ----------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  9 3/4% Trust Originated Preferred Securities
            --------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    / /                  Rule 12h-3(b)(1)(i)    / /
   Rule 12g-4(a)(1)(ii)   / /                  Rule 12h-3(b)(1)(ii)   / /
   Rule 12g-4(a)(2)(i)    / /                  Rule 12h-3(b)(2)(i)    / /
   Rule 12g-4(a)(2)(ii)   / /                  Rule 12h-3(b)(2)(ii)   / /
                                               Rule 15d-6             /X/

Approximate number of holders of record as of the certification or notice date:
9 3/4% Trust Originated Preferred Securities, 90.
------------------------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, TXU Europe Capital I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 30, 2004             TXU EUROPE CAPITAL I

                                    By: TXU Europe Limited, Successor Depositor

                                         By:  /s/ J. Tucker
                                             ---------------------------------
                                              Name:  J.R. Tucker
                                              Title: Joint Administrator of TXU
                                                     Europe Limited, acting as
                                                     agent without personal
                                                     liability